Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 23, 2006 with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries included in the registration statement Form S-3 (No. 333-133187) and the related Preliminary Prospectus Supplement of Continental Airlines, Inc. for the registration of its Pass Through Certificates, Series 2006-1.

/s/ Ernst & Young LLP

New York, New York
May 23, 2006